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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Gart Sports Company of our report dated April 3, 1998, with respect to the consolidated balance sheets of Gart Sports Company and subsidiaries as of January 31, 1998, January 3, 1998 and January 4, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 28 days ended January 31, 1998, 52 weeks ended January 3, 1998 and January 4, 1997 and 53 weeks ended January 6, 1996, which report appears in the January 3, 1998, annual report on Form 10-K of Gart Sports Company.






                                                KPMG Peat Marwick LLP



Denver, Colorado
April 16, 1998